                                                                   Exhibit 10.11

 [LOGO] ASHURST MORRIS CRISP





 AGREEMENT



 AMI Semiconductor Belgium BVBA


 And


 AMI Semiconductor Inc.


 And


 STMicroelectronics NV



 for the acquisition of the business of the Mixed Signal
 Division of Alcatel Microelectronics


    8th May 2002

                                    CONTENTS

CLAUSE ................................................................   PAGE

1.   INTERPRETATION ...................................................   1
2.   SALE AND PURCHASE ................................................   10
3.   CONDITIONS .......................................................   10
4.   PERIOD TO COMPLETION .............................................   12
5.   CONSIDERATION ....................................................   15
6.   COMPLETION .......................................................   15
7.   PROPERTIES .......................................................   17
8.   ACTION AFTER COMPLETION ..........................................   17
9.   LIABILITIES OF THE SELLER AND BUYER ..............................   18
10.  RECEIVABLES AND PAYABLES .........................................   19
11.  CONTRACTS ........................................................   19
12.  EMPLOYEES ........................................................   20
13.  TAX ..............................................................   21
14.  WARRANTIES AND INDEMNITY .........................................   21
15.  NON-COMPETE COVENANT AND PROTECTION OF GOODWILL ..................   22
16.  CONFIDENTIAL INFORMATION .........................................   22
17.  ANNOUNCEMENTS ....................................................   23
18.  ASSIGNMENT .......................................................   23
19.  COSTS ............................................................   24
20.  EFFECT OF COMPLETION .............................................   24
21.  ENTIRE AGREEMENT .................................................   24
22.  WAIVER ...........................................................   25
23.  INVALIDITY .......................................................   25
24.  NOTICES ..........................................................   25
25.  ORIGINALS ........................................................   26
26.  GOVERNING LAW AND JURISDICTION ...................................   26
27.  SELLER'S GUARANTEE ...............................................   27
28.  BUYER'S GUARANTEE ................................................   27
29.  FOREIGN EQUIVALENCY ..............................................   28
SCHEDULE 1 ............................................................   29
Assumed Employees .....................................................   29
SCHEDULE 2 ............................................................   30
Warranties ............................................................   30
SCHEDULE 3 ............................................................   39
Limitations on Liability ..............................................   39
SCHEDULE 4 ............................................................   43
Properties ............................................................   43
SCHEDULE 5 ............................................................   44
Pensions ..............................................................   44
SCHEDULE 6 ............................................................   45
Agreed Terms Documents ................................................   45
SCHEDULE 7 ............................................................   46
The Sellers' Guarantor's Guarantee ....................................   46
SCHEDULE 8 ............................................................   48
The Buyers Guarantee ..................................................   48
SCHEDULE 9 ............................................................   50
Environmental Indemnity ...............................................   50
SCHEDULE 10 ...........................................................   52
Best Knowledge of the Seller ..........................................   52
SCHEDULE 11 ...........................................................   53
Management Accounts and Financial Statements of the Company and the
  Acquired Subsidiary .................................................   53
SCHEDULE 12 ...........................................................   54
Allocation Rules ......................................................   54
SCHEDULE 13 ...........................................................   55
Fixed Asset Budget 2002 ...............................................   55

(Clause 4.1(b))...............................................................55
SCHEDULE 14...................................................................56
Bonuses to Assumed Employees..................................................56
(Clause 4.1(b))...............................................................56
SCHEDULE 15...................................................................57
Patent Licence Agreement and Technology Transfer and Licence Agreement and
  Assignment of Certain Patents from the Seller's Guarantor to the Buyer......57
SCHEDULE 16...................................................................58
Guarantees in Respect of Assumed Liabilities..................................58
SCHEDULE 17...................................................................59
Supply Agreement between the Buyer and the Seller's Guarantor.................59
SCHEDULE 18...................................................................60
Provisions of Global Supply Agreement and copy of the Volume Purchase
     Agreement................................................................60
SCHEDULE 19...................................................................61
Deed of Adherence.............................................................61
SCHEDULE 20...................................................................62
Agreed upon Closing Policies and Procedures...................................62
SCHEDULE 21...................................................................63
Excluded Warranty Obligations.................................................63
SCHEDULE 22...................................................................64
Transitional Services Agreement Term Sheet....................................64

THIS AGREEMENT is made on 8th May 2002

BETWEEN:

(1) AMI SEMICONDUCTOR BELGIUM BVBA a company incorporated under the laws of Belgium (the "Buyer"); and

(2)  AMI SEMICONDUCTOR Inc. a Delaware corporation (the "Buyer's Guarantor");
     and

(3) STMICROELECTRONICS NV, a company incorporated under the laws of the Netherlands, (the "Seller's Guarantor").

THE PARTIES AGREE AS FOLLOWS:

1.   INTERPRETATION

1.1 The following words and expressions shall, unless the context otherwise requires, have the following meanings:

     "ACCOUNTS DATE" means 31 December 2001;

     "ACCOUNTING POLICIES" means those accounting policies described in the Financial Statements and consistently applied by the Company;

     "ACQUIRED SUBSIDIARY" means Mietec France, a French "Societe par actions simplifiee (SAS)", with a share capital of EUR 40,000 registered with the companies registry of Nanterre under n(degree) 399 395 581 RCS Nanterre, having its registered office at 17/19 rue Jeanne Braconnier -- 92 360 Meudon la Foret;

     "ACTIVITIES" means any activity, operation or process carried out by the Seller at any Property;

     "AGREED UPON CLOSING POLICIES AND PROCEDURES" shall mean those accounting principles, rules and methods described in Schedule 20 to this Agreement;

     "ALCATEL" means Alcatel, a French societe anonyme, with a share capital of E2,481,539,594 registered with the Companies Registry of Paris under number 542 019 096, having its registered office at 54 rue de la Boetie, 75008 Paris, France;

     "ALCATEL AGREEMENT" or "SPA" means the agreement dated 15 April 2002 between Alcatel, Alcatel Bell N.V. and the Seller's Guarantor under which the Seller's Guarantor is to acquire the Company;

     "ALCATEL GROUP" means Alcatel and each of its Related Persons including, for the avoidance of doubt, Alcatel Bell NV;

     "ALCATEL TRANSACTION DOCUMENTS" means the Alcatel Agreement and each of the agreements to be entered into by any of the Seller, the Seller's Guarantor, Alcatel and Alcatel Bell N.V. pursuant to or in connection with the Alcatel Agreement, including agreements contained in the schedules to the Alcatel Agreement;

     "ALCATEL TRANSITIONAL SERVICES AGREEMENT" means the agreement, in the agreed terms, between Alcatel and the Buyer in respect of transitional services to be provided by the Alcatel Group directly to the Buyer;

     "ALLOCATION RULES" has the meaning given to that term in schedule 12;

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"ASSETS" means all of the non cash tangible and intangible assets used by the
Company and the Acquired Subsidiary in the carrying out of MSB, other than the Excluded Assets;

"ASSUMED EMPLOYEES" means those employees of MSB as identified in Schedule 1, together with those persons agreed upon between the Buyer's Guarantor and the Seller's Guarantor, employed by MSB between the date hereof and Completion with the consent of the Buyer less those persons identified in Schedule 1 who resign between the date hereof and Completion;

"ASSUMED LIABILITIES" means all liabilities (whether known or unknown, whether done or omitted to be done) associated with the ongoing operation of MSB (but generally not obligations arising outside the Ordinary Course of Business unless otherwise specified in the Agreement) prior to the Completion Date, including:

(a) the obligations of the Seller under the Contracts (but excluding the Excluded Contract Liabilities);

(b)  the Payables and Current Liabilities;

(c) the employment and compensation obligations of the Seller in respect of the Assumed Employees pursuant to clause 12;

(d) active warranty obligations other than the Excluded Warranty Obligations (provided, and to the extent that an appropriate reserve, as per current Accounting Policies, is reflected in the Financial Statements; and

(e) the obligations of the Seller in respect of the Properties and Leases pursuant to clause 4;

"BELGIAN PROPERTY" means the property located at 9700 Oudenarde, Westerring 15, Belgium;

"BENEFIT PLAN" means any plan, pension plan, arrangement or scheme maintained, sponsored or participated in by the Company and the Acquired Subsidiary, relating to the Assumed Employees (including but not limited to retirement, disability, life insurance, death benefit schemes and arrangements);

"BEST EFFORTS" means the efforts that a prudent person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible;

"BEST KNOWLEDGE OF THE SELLER" shall mean that the Seller shall be deemed to have knowledge of such particular fact or other matter if any of those persons listed in Schedule 10 (being members of the management of Seller and/or the Acquired Subsidiary, and/or the Seller's Guarantor and/or Alcatel), is actually aware of such fact or other matter, or if in the Ordinary Course of Business they would be reasonably expected to know;

"BOOKS AND RECORDS" means all books and records and including tool registers, books of account, financial and tax records, and all other records relating to MSB as at Completion;

"BREACH" means breach of, or failure to perform or comply with, a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument or agreement delivered or executed pursuant to this Agreement;

"BUSINESS DAY" means any day other than a Saturday, Sunday or legal holiday in France and in Belgium;

"BUSINESS INFORMATION" means all information, know-how and documentation (and on whatsoever medium they are stored) relating to MSB and the Assets as at Completion including all correspondence, promotional material, lists of customers and suppliers, technical or computer hardware or software manuals;

"BUSINESS INTELLECTUAL PROPERTY" means Intellectual Property owned by or licensed, by the Alcatel Group, (with the right to sub-license), to the Seller or a member of the Seller's Group and used in MSB, together with the goodwill relating thereto comprising the registered and unregistered Intellectual Property set out in the Patent Assignment and Patent License Agreement and the rights provided to certain Intellectual Property of Seller's Guarantor pursuant to the terms of the Technology Transfer and License Agreement in the agreed form attached hereto in Schedule 15;

"BUYER'S DESIGNEE(S)": means Buyer's Guarantor or any company which is a Subsidiary of the Buyer's Guarantor, to be designated, as the case may be, by Buyer to purchase all or part of the Assets in accordance with this Agreement, notified to Seller not less than five days prior to Completion Date, provided however that Buyer and Buyer's Guarantor shall each remain severally and jointly liable for any and each of Buyer Designee(s) obligation under this Agreement.

"BUYER'S GROUP" means the Buyer, the Financial Investors, the Buyer's Guarantor and any subsidiary undertakings and the associated companies from time to time of Buyer or the Buyer's Guarantor, all of them and each of them as the context admits;

"BUYER'S SOLICITORS" means both or each of Ashurst Morris Crisp and Dechert;

"COMPANY" or "SELLER" means Alcatel Microelectronics NV, a company incorporated in Belgium, whose registered office is at Westerring 15, B-9700 Oudenaarde, Belgium;

"COMPLETION DATE" means the date upon which Completion takes place pursuant to clause 6 or, as the context may require, is scheduled to take place;

"CONDITIONS" means the conditions set out in clause 3.1;

"CONSENTS" means any approval, consent, ratification, waiver or other authorisation, including any Governmental Authorisation;

"CONTEMPLATED TRANSACTIONS" means all of the transactions contemplated by this Agreement including the Transaction Documents.

"CONTINGENT LIABILITIES" means a contingent loss or liability representing an existing condition, situation or set of circumstances involving uncertainty as to possible loss or liability that will ultimately be resolved when one or more future events occur or fail to occur. Resolution of uncertainty may confirm the loss or impairment of an asset or the incurrence of a liability;

"CONTRACTS" means any agreement, contract or obligation in written form that is legally binding and relating to MSB;

"CONTROL" shall have the meaning set forth in Article L. 233-3 of the French Commercial Code;

"CURRENT ASSETS" means the Stocks and Receivables and all Other Current Assets (determined in accordance with the Allocation Rules);

"CURRENT LIABILITIES" means the Payables and Other Current Liabilities plus all the reserves in respect of active obligations of MSB determined in accordance with the Allocation Rules;

"DEED OF ADHERENCE" means a deed to be executed by the Company, the Seller's Guarantor, the Buyer's Guarantor and the Buyer in the form as is set out in schedule 19;

"ENCUMBRANCE" means any charge, claim, lien, mortgage, option, pledge, other security interest or other equivalent or similar third party right;

"ENVIRONMENTAL INDEMNITY" means the indemnity in the agreed terms to be given by Alcatel to the Buyer in the terms of Schedule 9;

"EXCLUDED ASSETS" means any assets or rights and the benefit of any claims as at Completion in the following:

(a) cash in hand and at bank of MSB (other than petty cash at locations at which the MSB is conducted and which is related to MSB); and

(b) assets disposed of by the Seller in the Ordinary Course of Business as permitted by this agreement between the date hereof and the Completion Date;

"EXCLUDED LIABILITIES" means:

(a) any and all obligations, liabilities, costs, claims, losses, demands and expenses (arising in any way or manner whatsoever) owed to Alcatel (or any of its Related Persons) or the Seller (or any of its Related Persons) for anything done or omitted to be done before the Completion Date; and

(b) any and all obligations, liabilities, costs, claims, losses, demands and expenses exceeding, in aggregate, Euro 2,000,000 (arising in any way or manner whatsoever in respect of the claims relating to:

     (i)   in respect of Hella;

     (ii)  in respect of Square D; and

     (iii) in respect of Schneider,

     in each case as disclosed in Schedule 21
     (collectively the "EXCLUDED WARRANTY OBLIGATIONS")

"EXCLUDED CONTRACT LIABILITIES" means all liabilities of the Seller or any member of the Seller's Group or Alcatel or any member of the Alcatel Group relating to or arising in connection with any breach of contract, breach of duty or which are attributable to any act, neglect, omission, or default of the Seller's Group or Alcatel Group prior to Completion outside the Ordinary Course of Business, save to the extent that such liabilities are specifically included as an Assumed Liability and to the extent that such liability has not been accrued in the Financial Statements;

"FINANCIAL INVESTORS" means Francisco Partners L.P. and Citigroup Venture Capital L.P.;

"FINANCIAL STATEMENTS" means the audited financial statements of the Company for the year ending on December 31, 2001 prepared in accordance with GAAP (as adapted by the Accounting Policies which are set out in the notes to the Financial Statements), disclosed at Schedule 11 and the audited financial statement for the Acquired Subsidiary for the year ending on December 31, 2001 to be provided by Seller to Buyer as soon as available and in any case prior to Completion Date and disclosed at Schedule 11;

"GAAP" means French generally accepted accounting principles consistently applied by Alcatel and adapted as described in the Accounting Policies or the Agreed Upon Closing Policies and Procedures;

"GLOBAL SUPPLY AGREEMENT" means the agreement between Alcatel and the Seller's Guarantor as defined in Section 7.3 of the Alcatel Agreement;

"GOODWILL" means the goodwill relating to MSB as at Completion together with the exclusive right for the Buyer to represent itself as carrying on MSB in succession to the Seller;

"GOVERNMENTAL AUTHORISATION" means any material approval, authorisation, consent, license, permit, waiver or other authorisation issued, granted, given or otherwise made available to the Company and/or the Acquired Subsidiary by or under the authority of any governmental body or pursuant to any Legal Requirement and which is mandatory for the purpose of carrying out the MSB;

"HSR ACT" means the Hart-Scott-Rodino Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;

"INTELLECTUAL PROPERTY" means any and all of the following rights arising from or used in connection with the MSB:

(a)  all patents, and

(b) trade names, and company names (hereinafter "TRADE NAMES") trade marks and service marks and applications for registration and registrations thereto (hereinafter "MARKS"), registered internet domain names that are related to the MSB and in which the Company and/or Acquired Subsidiary have any ownership interest or license right, the corporate trade marks and service marks Alcatel word and Alcatel logo (hereinafter "CORPORATE MARKS"), and

(c)  know how, processes, engineering and design know how;

"LEASES" means the leases the details of which are set out in part 3 of schedule 4;

"LEGAL REQUIREMENT" means any treaty, legislation, constitution, statute, decree, ordinance, rule, regulation, order or other similar act or document promulgated by one or more governmental bodies having legislative, rulemaking or regulatory authority;

"LOSS" means losses, costs, reasonable expenses and liabilities, excluding any indirect or consequential damages (indirect or consequential damages to include, without limitation, loss of profits and loss of revenue);

"MANAGEMENT ACCOUNTS" means the unaudited accounts of the Company, including profit and loss accounts by division as they relate to the period of the five quarters to and including the first quarter of 2002, disclosed at Schedule 11 to this agreement;

"MATERIAL ADVERSE CHANGE" means any event, change, circumstance, loss, failure, effect or other occurrence in connection with the MSB which is materially adverse to the financial condition of the MSB when considered as a whole, other than any such event, change, circumstance, transaction, loss, failure, effect or other occurrence occurring as a result of general economic or financial conditions not unique to the MSB or general events affecting the industry or customers of MSB not unique to MSB;

"MATERIAL CONTRACTS" means Contracts which in respect of the MSB or the Assets:

(a) involve the receipt or payment of more than Euro1,000,000 in any twelve month period;

(b) may not be terminated on notice of less than 6 months; or require a payment of a sum or indemnity of more than Euro 500,000 upon termination;

(c) require notice to be given to the other party(ies) or will be subject to termination following a change in the ultimate control of the Company; or

(d)  the absence or termination would be a Material Adverse Change.

"MIXED SIGNAL DIVISION" means the mixed signal division of the Seller and the Acquired Subsidiary such division conducting activities as described in the Alcatel Microelectronics Descriptive Memorandum dated December 2001, such activities comprising the product areas of (i) automotive, Industrial and Peripherals, (ii) Telematics, (iii) Power and Battery Management, (iv) ISDN and POTS, and (v) Telecom ASICs; For the avoidance of doubt, there are no power and battery management devices of wireless DSL chipsets and the power and battery management devices for wireless chipsets are not in the scope of the Mixed Signal Division;

"MSB" means the business of the Mixed Signal Division carried on by the Seller and the Acquired Subsidiary and wheresoever carried on;

"MSB CONFIDENTIAL INFORMATION" means all information relating to MSB, including its operations, trade secrets or financial or other affairs (including the future plans and targets of MSB) which is not in the public domain, and which the Buyer shall clearly define in writing as comprising Confidential Information within 30 days from Completion;

"MSB PRODUCTS" means products of the MSB as at the date of Completion (other than the Telecom ASICs listed in Annex 2 of the Volume Purchase Agreement and section 2 of the Global Supply Agreement);

"NON MSB CONFIDENTIAL INFORMATION" means all information relating to the Company or the Acquired Subsidiary (other than the MSB Confidential Information), including its operations, trade secrets or financial or other affairs (including the future plans and targets) which is not in the public domain, and which the Seller shall clearly define in writing as comprising confidential information within 30 days from Completion;

"ORDER" means any award, decision, injunction, judgement, order, ruling, subpeona or verdict entered, issued, made or rendered by any court or by any arbitral tribunal;

"ORDINARY COURSE OF BUSINESS" shall be interpreted so that an action shall be taken or deemed to have been taken by a person in the ordinary course of business only if such action is:

(a) consistent with the past practices of such Person and taken, or to be taken, in the ordinary course of the normal day-to-day operations of such Person provided that it is consistent with the current market conditions; or

(b) similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person;

"ORGANISATIONAL DOCUMENTS" means (a) the "status", articles of association or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership;
(c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organisation of a Person; and (e) any amendment to any of the foregoing;

"OTHER CURRENT LIABILITIES" means current liabilities of MSB as determined in accordance with the application of the Accounting Policies and Allocations Rules applied on a consistent basis excluding Payables.

"OTHER CURRENT ASSETS" means current assets of MSB as determined in accordance with the application of the Accounting Policies and Allocation Rules, applied on a consistent basis, excluding Stocks and Receivables;

"PAYABLES" means all amounts due or accrued in the Ordinary Course of Business at the Completion Date, to third parties in respect of MSB as at Completion as determined in accordance with the application of the Accounting Policies and Allocation Rules;

"PERSON" means any individual, corporation (including any not-for-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organisation, labour union or other entity or governmental body;

"PROCEEDINGS" means any action, arbitration, litigation or suit (whether criminal or administrative) commenced, brought, conducted or heard by or before or otherwise involving any court or an arbitral tribunal;

"PROPERTIES" means the real properties particulars of which are set out in part 1 of Schedule 4 and shall include where the context so admits the individual real properties comprising the Properties or any part or parts thereof and "Property" shall be construed accordingly;

"PROJECTED BENEFITS OBLIGATIONS -- PBO" means the actuarial present value of all benefits attributed by the plan's benefit formula using the same projected unit credit cost as the one defined under US FAS Board Statement N. 87 -- under the applicable pension plan(s) of the company employee service rendered prior to that date. The PBO as of the Completion Date is determined as follows:

(a)  the PBO calculated as of 1 January 2002;

(b) increased by the pro rata service cost plus the pro rata interest cost minus the benefits paid in the period between 1 January 2002 and the Completion Date;

For clarification purposes, the incremental PBO as of the Completion Date is measured based on discount rate of 6.5%, future merit levels (excluding inflation) of 2.5%, Expected Inflation and the applicable decrement tables. Expected Inflation is defined as the average of the difference between the nominal yield on the OAT maturity 2012 and the real yield on the OAT i.e. 2012 as observed on Reuters for March 2002;

"PURCHASE PRICE" has the meaning given to that sum in clause 5.1(a);

"RECEIVABLES" means all amounts owed to or accrued in the Ordinary Course of Business of MSB in favour of the Seller, any other member of the Seller's Group in respect of MSB at Completion as determined in accordance with the application of the Accounting Policies and Allocation Rules and any receivables allocated to the Buyer pursuant to clause 10.4 shall be deemed Receivables for the purpose of this definition;

"RELATED PERSON" means with respect to a specified Person (other than an individual):

(a) Any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such specified Person; and

(b)  any Person that serves as a director or officer of such specified Person.

"RENTED PREMISES" means the premises over which the Company and Acquired Subsidiary have possession by virtue of leases relating to the MSB;

"REPRESENTATIVE" means with respect to a particular Person, any director, officer, employee, agent, consultant, adviser or other representative of such Person, including legal counsel, accountants and financial advisers;

"RETAINED EMPLOYEES" means any persons other than the Assumed Employees who are or have been at any time prior to Completion engaged to any extent in MSB;

"RETAINED LIABILITIES" means, in respect of the period prior to the Completion Date, all liabilities (whether known or unknown, whether done or omitted to be done) relating to the Assets, Property, Lease or MSB which does not constitute an Assumed Liability;

"SELLER'S ACCOUNT" means the account in the name of the Seller, that the Seller or the Seller's Guarantor shall have given the full details of in writing to the Buyer 5 Business Days prior to the Completion Date;

"SELLER'S GROUP" means the Seller, the Seller's Guarantor and any subsidiary undertakings of the Seller's Guarantor, all of them and each of them as the context admits;

"SELLER'S SOLICITORS" means Clifford Chance;

"STATUTORY ACCOUNTS" means the statutory accounts of the Company for the three fiscal years ending on the Accounts Date as filed with National Bank of Belgium;

"STOCKS" means the stocks in trade or inventories, raw materials, component parts, fuels, packing materials, work in progress and finished goods held, acquired or produced in connection with MSB and related to MSB as determined in accordance with the Allocation Rules which are at Completion at the Properties or elsewhere;

"SUBSIDIARY" with respect to any person (the "Parent"), means any Person Controlled directly or indirectly by such Parent;

"SUPPLY AGREEMENT" means the supply agreement between the Buyer and the Seller's Guarantor to be entered into on the Completion Date in the form of Schedule 17;

"TAX" means any tax, levy, impost, duty, and any related charge or withholding (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any governmental body;

"TAXATION AUTHORITY" means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world competent to impose, collect or administer any Tax (including VAT) or make any ruling on any matter relating to Tax;

"TAX REGULATIONS" means any tax law as well as statute, decree, ordinance, rule, order or other legally binding texts of general application applicable in a given country as well as any international treaty relating to Tax (including the Law, directive, regulations, statute, decree, ordinance, rule, order or other legally binding texts of general application, in each case implementing such treaty);

"TAX RETURN" means any return (including, without limitation, any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Legal Requirement relating to any Tax;

     "TELECOM ASICS AGREEMENT" means an agreement which assigns the provisions of article 2 of the Global Supply Agreement and the Volume Purchase Agreement which relate to the purchase by Alcatel of the Products listed on schedule 18;

     "TRADE MARK PHASE OUT LICENCE" means the licence, in the agreed terms, to be granted by Alcatel to the Buyer in the terms of clause 5.5 of the Alcatel Agreement;

     "TRANSACTION DOCUMENTS" means each of the:

     (a)  Patent Licence Agreement between the Company and the Buyer;

     (b) Patent Assignment of rights to certain patents between the Seller's Guarantor, the Buyer and Alcatel;

     (c) Technology Transfer and License Agreement between the Company, the Seller's Guarantor and the Buyer;

     (d)  Supply Agreement between the Buyer and the Seller's Guarantor;

     (e)  Transitional Service Agreement between the Company and the Buyer;

     (f) Agreement Relating to Back End Transitional Services between the Buyer and the Company;

     (g) Notary Deed relating to the transfer of the Properties by the Company to the Buyer;

     (h)  Telecom ASIC's agreement;

     (i) any other documents or agreements that before the Completion Date the Buyer's Solicitors and the Seller's Solicitors agree are to be included as Transaction Documents;


     "TRANSFERRED EMPLOYEES" means those employees transferred to the Seller's Guarantor pursuant to the Alcatel Transaction Documents;

     "VAT" means such Tax as may be levied by reference to, inter alia, added value, sales of goods, use or supplies and excluding any Tax on transfer or sale of property;

     "VOLUME PURCHASE AGREEMENT" means the agreement between Alcatel and the Seller attached at Schedule 18;

     "WARRANTIES" means the warranties set out in clause 14 and schedule 2, Parts A and B;

     "WORKING CAPITAL" means Current Assets less Current Liabilities as they are allocated between MSB and the other divisions of the Seller and the Acquired Subsidiary as determined in accordance with the Allocation Rules.

     1.2 In this agreement unless otherwise specified, reference to:

     (a) a document in the "AGREED TERMS" is a reference to that document in the form approved and for the purposes of identification signed by or on behalf of each party including those documents listed in schedule 6;

     (b)  "INCLUDES" and "INCLUDING" shall mean including without limitation;

     (c) a "PARTY" means a party to this agreement and includes its permitted assignees (if any) and/or the successors in title to that part of its undertaking which includes this agreement;

     (d) a "STATUTE" or "STATUTORY INSTRUMENT" or "ACCOUNTING STANDARD" or any of their provisions is to be construed as a reference to that statute or statutory instrument or accounting standard or such provision as the same may have been amended or re-enacted before the date of this agreement;

     (e) "CLAUSES", "PARAGRAPHS" or "SCHEDULES" are to clauses and paragraphs of and schedules to this agreement;

     (f) "WRITING" includes any methods of representing words in a legible form (other than writing or an electronic or visual display screen) or other writing in non-transitory form; and

     (g) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders.

1.3 The schedules form part of the operative provisions of this agreement and references to this agreement shall, unless the context otherwise requires, include references to the schedules.

1.4 The index to and the headings in this agreement are for information only and are to be ignored in construing the same.

2.   SALE AND PURCHASE

2.1 Upon the terms and subject to the conditions of this agreement, the Seller shall and the Seller's Guarantor shall cause the Seller, any applicable member of the Seller's Group or the Alcatel Group or the Acquired Subsidiary as owner to sell and the Buyer shall purchase the Assets and MSB as a going concern with effect from Completion free from any Encumbrance (save as expressly stated herein) and together with all accrued benefits and rights and all Assumed Liabilities attached thereto.

2.2 Subject to clause 8.5, it is intended by the Seller's Guarantor and the Buyer's Guarantor that such sale and purchase of the Assets and MSB shall occur simultaneously with completion of the SPA.

2.3 The Excluded Assets are not included in the sale and purchase pursuant to clause 2.1.

2.4 The consideration for such sale and purchase shall be as specified in clause 5.

3.   CONDITIONS

3.1 Completion is conditional upon the fulfilment of each of the Conditions as follows:

     (a) completion of the Alcatel Agreement and each of the Alcatel Transaction Documents having occurred without the waiver by Seller's Guarantor of (i) any breach or failure to perform or comply with any agreements and covenants required by the Alcatel Agreement to be performed or complied with by any party thereto, other than the Seller's Guarantor or (ii) any condition precedent for the benefit of Seller's Guarantor, which in each case, relates to MSB provided however that Seller's Guarantor shall be entitled to grant any such waiver with respect to the MSB with the prior written consent of Buyer;

     (b) the Company executing the Deed of Adherence under which it will become a party to this Agreement;

      (c) all of the Seller's and the Buyer's representations and warranties in this agreement (considered collectively), and each of these representations and warranties (considered individually) must have been true, accurate in all material respects and not materially misleading, in each case, as of the date of this agreement and the Completion Date as if made on such date;

      (d) the Seller, the Seller's Guarantor, the Buyer and the Buyer's Guarantor shall have performed and complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at Completion;

      (e) all notifications and consultations required under any applicable Legal Requirement shall have been made in all material respects and all Consents (if any), (including, without limitation any consent under the HSR Act) materially required to operate the MSB shall have been obtained;

      (f) the delivery by the Belgian Tax Authority to the Seller of a valid certificate with regard to the Company as meant in article 442 bis of the Belgian Income Tax Code 1992;

      (g) the performance of an orientating soil survey ("orienterend bodemonderzoek") as defined in the Flemish Soil Decontamination Decree of 22 February 1995 ("het Vlaams decreed van 22 februari 1995 betreffende de bodemsanering")(the "Decree") and any subsequent descriptive soil survey ("beschrijvend bodemonderzoek") or other actions that may be required under the Decree in respect of the transfer to Buyer or Buyer's Designee of the Property located at 9700 Oudenaarde, Westerring 15, Belgium;

      (h) the obtaining of all required oil certificates ("bodemattesten") as defined in the Decree in respect of the transfer of the Property to Buyer or Buyer's Designee located at 9700 Oudenaarde,
             Westerring 15, Belgium;

      (i) the written consent by the municipality of Oudenaarde in respect of the transfer to Buyer or Buyer's Designee of the Property located at 9700 Oudenaarde, Westerring 15, Belgium;

      (j) simultaneous valid and binding execution and delivery of the Transaction Documents; and

      (k) no material Breach having been committed by either the Buyer or the Seller which has not been waived by the Party not in Breach.

3.2 The Buyer may by notice in writing to the Seller's Guarantor waive any of the Conditions of clause 3.1 in whole or in part. The Seller's Guarantor may by notice in writing to the Buyer waive any of the conditions of sub clause 3.1(e) in whole or in part.

3.3 The Seller's Guarantor and the Buyer each undertake to each other to use all reasonable endeavours to procure the fulfillment of the Conditions of clause 3.1 between 15 June and 30 June 2002 or any other date to be mutually agreed in writing. The Buyer agrees to use all reasonable endeavours to procure the fulfilment of the Conditions set on in sub-clause 3.1(e) between 15 June and 30 June 2002 or such other mutually agreed date. The Seller's Guarantor shall procure that, immediately following the completion of the SPA, the Seller shall execute the Deed of Amendment so that the Seller immediately becomes a party to this Agreement and immediately thereafter the Seller's Guarantor, the Buyer and the Buyer's Guarantor shall each execute the Deed of Amendment.

3.4 If all of the Conditions have not been fulfilled on or before the earlier of 30 September 2002 or the date on which the Alcatel Agreement is terminated by the Seller's Guarantor in respect of a breach of the Alcatel Agreement by Alcatel in accordance with its terms, or any other mutually agreed date this Agreement shall terminate with effect from that date.

3.5 If this Agreement terminates in accordance with clause 3.4 or clause 4.4 ten the obligations of the Parties shall automatically terminate save that the rights and liabilities of the Parties which have accrued prior to termination shall continue to subsist including those under clauses 16 to 19, 21 to 26 (inclusive).

3.6 The Seller's Guarantor and the Buyer's Guarantor shall keep each other advised of the progress towards the satisfaction of its obligations under clause 3.3.

3.7 Without prejudice to the generality of clause 3.4 above, if there are jurisdictions where Consents as set out in clause 3.1(e) are required and are suspensive, but are not obtained, a filing made but the waiting period not expired, Completion in such jurisdictions shall not be effected and the parties shall:

     (a) agree to such variations to the terms of this Agreement as may be necessary to reflect the fact that Completion of some but not all of the businesses will occur; and

     (b) use their Best Endeavours to obtain such Consents as are required in order for the sale and purchase of each of the other businesses to take place as soon as practicable after Completion and the parties hereby agree to enter into or procure the entry into of any further agreements or arrangements as may be deemed necessary in order to effect the same.

4.   PERIOD TO COMPLETION

4.1  OPERATION OF MSB

     (a) Between the date of this Agreement and the Completion Date, the Seller and the Seller's Guarantor (to the extent of its power to do so pursuant to the terms of the Alcatel Agreement) shall cause MSB to be conducted in the Ordinary Course of Business.

     (b) Without limitation to the general character of clause 4.1(a) above the Seller and, to the extent of its power to do so pursuant to the terms of the Alcatel Agreement, the Seller's Guarantor warrants and agrees that from the date of this Agreement to the Completion Date and save with the prior written consent of the Buyer's Guarantor, which response shall be given no later than four Business Days after request, in the absence of response within said period, the Buyer's Guarantor shall be deemed to have consented:

          (i) no grant by the Company or the Acquired Subsidiary of a loan credit or memory facility or amendment of an existing loan credit or money facility shall be effected outside the Ordinary Course of Business which will give rise to a Material Adverse Change;

          (ii) no grant by the Company or the Acquired Subsidiary of a guarantee, charge, pledge or other Encumbrance over the Assets or the Property shall be effected which shall not be fully discharged or released as at the Completion Date;

          (iii) none of the Company or the Acquired Subsidiary shall dispose of any interest in the Properties or any of the Assets;

          (iv) Capital investment related to MSB shall be spent in the Ordinary Course of Business. In any event, the Company shall invest in and pay for fixed assets related to MSB in the period between the date of this Agreement and Completion Date in an amount of at least the same proportions to the expenditures for fixed assets of the Company for that period as the proportion for MSB reflected in the Company's fixed asset budget for 2002 as a whole attached as Schedule 13;

          (v) Stock shall be managed in the Ordinary Course of Business of MSB;

          (vi) the Company and the Acquired Subsidiary will continue to manage Working Capital in the Ordinary Course of Business of MSB;

          (vii) except as disclosed in Schedule 14 neither the Company nor the Acquired Subsidiary shall grant any benefit, premium or bonus to their employees, directors and managers and the Company and Acquired Subsidiary shall not conclude a remuneration contract outside the standards applicable to the type of business operated by the Company and Acquired Subsidiary and none of the employees shall benefit from extra-statutory remunerations which derogate from the applicable contract; and

          (viii) neither the Company nor the Acquired Subsidiary shall enter into or materially amend any long term agreements or commitments, long term being defined as effective after December 31, 2002, in each case, relating to MSB;

     (c) For the purpose of giving the consents provided in paragraph (b) of this sub-section, the Buyer's Guarantor hereby designates as the Buyer's authorised representative Christine King and Walter Mattheus or any other person they nominate to the Seller's Guarantor as a substitute for either of them;

     (d) The Buyer shall only be entitled to claim for a breach by Seller's Guarantor of section 4.1(b) or in the event of gross negligence or wilful breach by the Seller's Guarantor in respect of the provisions of clause 4.1(a).

4.2  REQUIRED APPROVALS

     As promptly as practicable after the date of this agreement, the Seller's Guarantor shall cause the Seller and the Buyer and Buyer's Guarantor shall make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this agreement and the Completion Date, the Seller's Guarantor shall use its Best Efforts to cause the Company to co-operate with the Buyer and Buyer's Guarantor (a) with respect to all filings that the Buyer is required by Legal Requirements to make in connection with the Contemplated Transactions and (b) in obtaining all Consents.

4.3  ACCESS

     (a) Both prior to and following Completion, the Seller's Guarantor and the Seller (after it becomes a party to this agreement) agree to grant the Buyer and its Representatives, during normal business hours, reasonable access to employees of the Company and the Acquired Subsidiary and to the auditors who signed the audit report in the Financial Statements and the Statutory Accounts and to inspect and/or copy any accounting, financial, legal or tax books and records of the Company and the Acquired Subsidiary (including the Statutory Accounts and any records or information relating to the preparation of the Statutory Accounts) which shall include all relevant historical, and current commercial information relating to MSB, including access or information in connection with the preparation of financial statements prepared in conformity with applicable regulations of the US Securities and Exchange Commission (including Regulation S-X) by Buyer or Buyer's Guarantor. The Seller shall grant all reasonable access to the Buyer, as regards the Seller's accounting, financial, legal or tax books and records, in order to provide the Buyer with access to information reasonably required by the Buyer for regulatory or other filings.

          It is understood that neither the Seller's Guarantor nor the Seller shall be required to provide any information relating to the preparation of the Statutory Accounts of the Seller, which may require the Seller's Guarantor or the Seller to grant the Company's auditors an indemnity or an agreement to hold harmless covenant which the Seller's Guarantor, acting reasonably, in its own discretion, shall not deem acceptable.

     (b) The Seller's Guarantor agrees to provide as soon as possible after signing of this agreement all underwriting information necessary to enable Buyer to subscribe to the relevant insurance policies and/or to replace any group insurances at Completion.

     (c) The Seller's Guarantor agrees that it shall use its Best Efforts, both prior to and following Completion, to ensure that Alcatel provides the access and the information referred to in (a) above to the Buyer.

4.4  NOTIFICATION

     Between the signature of this agreement and the Completion Date or the termination of this Agreement in accordance with its terms, the Seller shall notify the Buyer as soon as reasonably practicable in writing if the Seller becomes aware of any new event that causes or shall cause any representation or warranty under clause 15 or schedule 2 or contained in the Alcatel Agreement to be inaccurate or incomplete. The Seller may then update the list of information disclosed to the Buyer, as set out in the relevant Annex, in order to take into account the consequences of such new event.

     (a) If Seller does so update an Annex, the Buyer may nevertheless elect to terminate this agreement (notwithstanding such update) if:

          (i) the new event in question arises as a result of any breach by Seller of its obligations contained in clause 4 hereof or as a result of any act or omission of the Seller, or Seller's Guarantor, or

          (ii) the Seller has not used its Best Efforts to limit (or to cause the Acquired Subsidiary to limit) any adverse consequences which arise for the Company or the Acquired Subsidiary as a result of the new event in question, or

          (iii) the new event affects or could affect the Company or the Acquired Subsidiary in a material respect, or

     (b) If the Seller does so update an Annex, the Buyer may nevertheless elect to terminate this agreement if the new event(s) would constitute a material omission, change or misrepresentation to the schedules of the SPA or this Agreement, which taken individually or cumulatively, is materially adverse to MSB.

          For the purposes of clause 4.4(a) and 4.4(b), "NEW EVENT" means any event which occurs between the date hereof and the Completion Date and which does not occur as a result of events already existing at the date hereof.

     (c) During the same period, the Seller's Guarantor shall notify the Buyer as soon as reasonably practicable of the occurrence of any Breach of any covenant of the Seller in this clause 4 or of Alcatel contained in the Alcatel Agreement or of the occurrence of any event that may make the satisfaction of the conditions in clause 3 impossible.

4.5 With respect to the MSB, the Seller's Guarantor undertakes to the Buyer that it will not undertake any negotiations, communications or discussions (including in the case of correspondence and any other written documentation) with any trade union or other such organisation without first informing the Buyer, and to the extent allowed involving a representative of the Buyer. Furthermore, when meeting with the Seller's employees or representatives from the date hereof until Completion to the extent allowed by Alcatel the Seller shall not take any action in respect of trade unions or organisations without the prior written approval of the Buyer (such consent not to be unreasonably withheld).

4.6 The Seller's Guarantor and the Buyer's Guarantor agree that prior to the Completion Date they shall negotiate in good faith and enter into a transitional services agreement at Completion containing the terms set forth in Schedule 22 together with any other terms that they shall so agree.

5.   CONSIDERATION

5.1 (a) The Purchase Price (the "PURCHASE PRICE") payable for the sale and purchase of the MSB and the Assets shall be an amount equal to 70 million euro.

     (b) The total consideration in respect of the transactions contemplated by this agreement shall be the sum of the Purchase Price and the assumption of the Assumed Liabilities.

5.2 The Purchase Price shall be paid in full by electronic transfer of funds at Completion in accordance with clause 6.3.

5.3 The Benefits Plan adjustment will be determined and paid in accordance with Schedule 5.

5.4 For all tax and accounting purposes the Buyer and the Seller agree to report the transactions contemplated in this Agreement in a manner consistent with the Purchase Price allocation, and will not take any position inconsistent therewith in any tax returns, in any refund claim, in any litigation or otherwise, unless required to do so by a governmental authority.

5.5 The Buyer and the Seller shall acting reasonably and in good faith an in any event no later 60 days after Completion, agree on the allocation the Purchase Price amongst the Assets so as to reflect a fair and responsible allocation and neither party shall subsequently take any positions inconsistent with such allocation.

5.6 Prior to the execution by a Belgian notary of the deed of transfer, between the Seller and the Buyer, of the Belgian Property, the Parties shall have agreed on the pro-fisco value of the Belgian Property, which shall be set out in such deed of transfer. The Parties undertake to have such agreed pro-fisco value validated by a Belgian real estate expert of their joint choice, prior to the execution of the deed of transfer.

     Should the Parties not be able to find an agreement on the amount of the pro-fisco value, they shall appoint a Belgian real estate expert of their joint choice in order to determine such pro-fisco value. The expert's estimation shall bind the Parties and shall be included in the above notarial deed of transfer.

6.   COMPLETION

6.1 The purchase and sale provided for in this agreement is scheduled to take place at the offices of the Seller's Solicitors on the date that is at the latest four (4) Business Days following satisfaction (or waiver if permitted) of all the conditions referred to in clause 3, or at such other time and place as the Parties may agree except in relation to the Properties where Completion shall take place in accordance with Part 2 of schedule 4 or as otherwise agreed between the Seller and the Buyer. If, on the scheduled Completion Date, the Seller signs, executes and delivers all documents and performs all acts, matters and things required of it as set out in or otherwise complies with clause 6.2 and all conditions have been fulfilled or waived, such date shall be the Completion Date. Subject to the provisions of clause 6.4, failure to consummate the purchase and sale provided for in this agreement on the date and time and at the place determined pursuant to this clause 6.1 shall not result in the termination of this agreement and shall not relieve any Party of my obligation under this agreement.

6.2  At Completion the Seller shall:

     (a)  make available to the Buyer at the Properties:

          (i) the Books and Records and that part of the Business Information which is in writing; and relates to the MSB;

          (ii) as well as all other Assets hereby agreed to be sold title to which can be transferred by delivery,

          with the intent that title in the Assets referred to in this clause 6.2(a) shall pass by and upon such delivery;

     (b)  deliver to the Buyer:

          (i) duly executed assignments and/or novations and consents of the Contracts listed in Schedule 6, as agreed between the Seller's Guarantor and the Buyer;

          (ii) a release of any Encumbrance other than Encumbrance that does not materially effect the value or use of such Assets to which any of the Assets owned by the Seller, the Acquired Subsidiary or any member of the Alcatel Group, are subject;

          (iii) a copy of the minutes of a meeting of the directors of the Seller authorising the execution by the Seller of this agreement and all other documents specified herein and an opinion from the General Counsel of Seller's Guarantor, confirming that the execution by the Sellers' Guarantor of this Agreement has been duly authorised;

          (iv) the agreement by the Seller to transfer all vehicle registration documents in respect of any motor vehicles comprised in the Assets together with all current test certificates and all current road fund licences;

          (v) duly executed copies of each of the Transaction Documents and the Trademark Phase Out Licence, the Environmental Indemnity, and the Alcatel Transitional Services Agreement; and

     (c) upon request from the Buyer, do or procure the doing of all acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the Buyer acting reasonably for the purpose of vesting in the Buyer legal title to MSB and the Assets (including, for the avoidance of doubt, the Property and the Leases) as shall be required to comply with any Legal Requirement or as the Buyer's Solicitors shall otherwise reasonably require which, in each case, have been notified to the Seller's Solicitors five Business Days prior to the Completion Date.

6.3 Upon compliance by the Seller with the provisions of clause 6.2 the Buyer shall:

     (a) provide for the transfer by electronic transfer of funds of the Purchase Price (less any sum as determined pursuant to clause 8.5) payable at Completion Date to the Seller's Account; and

     (b) deliver to the Seller a counterpart of the documents referred to in clauses 6.2, to which the Buyer or the Buyer's Guarantor is a party duly executed by the Buyer or Buyer's Guarantor (as the context of such documents so requires).

6.4 If in any respect the obligations of the Seller (or Buyer) pursuant to this clause 6 are not complied with on the scheduled date for Completion or on the date for legal completion of the transfer or assignment of any of the Properties in accordance with schedule 4 the Party not in default may:

     (a) defer Completion to a date not more than 20 Business Days after Completion should have taken place but for the said default (and so that the provisions of this clause 6, apart from this clause 6.4(a), shall apply to Completion as so deferred); or

     (b) proceed to Completion so far as practicable (without prejudice to its rights hereunder); or

     (c) terminate this agreement without prejudice to the rights and liabilities which accrued prior to termination which shall continue to subsist including those under clauses 17 to 19 and 21 to 26 (inclusive).

7.   PROPERTIES

     The provisions of Schedule 4 shall apply in relation to the Properties and the Leases with the intent that as at Completion (or such other time as this Agreement may contemplate) the Buyer acquires full title to the Property and the Lease without any Encumbrance.

8.   ACTION AFTER COMPLETION

8.1 Forthwith after Completion the Seller shall join with the Buyer in sending out a notice in the agreed terms to all the Buyer's and the Seller's customers, clients or suppliers and their respective other business contacts in respect of MSB.

8.2 After Completion the Seller shall promptly pass on to the Buyer all orders, enquiries, notices, correspondence and information relating to MSB which the Seller may receive.

8.3 Following Completion the Seller shall from time to time forthwith upon request from the Buyer do or procure the doing of all acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the Buyer for the purpose of vesting in the Buyer the title to the Assets and MSB Business and otherwise giving the Buyer the full benefit of this agreement. The Buyer and the Seller shall discuss the allocation of any actual out of pocket cost or expense related thereto.

8.4 (a) In circumstances where the Trade Mark Assignment (as defined below) has not been delivered to the Buyer and the Completion Date, the Seller shall continue to use its Best Efforts to procure that the benefit of clause 5.5 (Mark license Phase Out) of the Alcatel Agreement is unconditionally assigned to the Buyer (for itself and each of its Related Persons) and that the irrevocable written consent of Alcatel is obtained to such assignment (the "Trade Mark Assignment").

     (b) Prior to the Trade Mark Assignment being completed or any member of the Alcatel Group making a claim against any member of the Buyer's Group in respect of any infringement of any Alcatel trade marks by any member of the Buyer's Group, the Seller shall indemnify and keep indemnified the Buyer (for itself and each of its Related Persons) against any and all obligations, liabilities, claims, demands and expenses arising from the fact that neither the Buyer nor any of its Related Persons has delivered the benefit of the Trade Mark Assignment.

8.5 (a) The Buyer and the Seller agree that they shall each use their respective Best Efforts to seek that Completion of this Agreement occurs as soon as is practicable immediately following the completion of the Alcatel Agreement (the "Simultaneous Closing").

     (b) if the reason why the Simultaneous Closing can not be achieved is due to the conditions set forth in clause 3.1(h), (i) or (??illegible??) not being satisfied on or prior to the completion of the completion of the Alcatel Agreement, the Buyer agrees that it shall if so requested by the Seller's Guarantor proceed to complete this Agreement simultaneously with the Alcatel

          Agreement (save in respect of the Belgian Property) and to complete the acquisition of the Belgian Property as soon as practicable following the satisfaction of each of the conditions in clause 3.1(g),
          (h) or (i) (the "SPLIT CLOSING") provided that

          (i) (a) the Buyer shall pay to the relevant Taxation Authority promptly following the Completion Date the amount of VAT that it reasonably determines is due in respect of the transfer of the Belgian Property (the "VAT Payment"), and shall deduct such amount from the Purchase Price payable to the Seller on the Completion Date;

               (b) the Buyer shall, at Seller's request and at Seller's expense, apply for a refund of the VAT Payment and shall take all such actions as Seller may reasonably request in order to obtain such refund;

               (c) the Buyer shall promptly pay over to Seller all amounts received or recovered from the Taxation Authority in respect of the refund application referred to in (b) above, up to the amount of the VAT Payment.

          (ii) that the Buyer and the Seller shall have entered into a lease (with nominal lease payments) under which the Buyer is granted rights and assumes obligations so that it is in the same position it would have been had the completion of the acquisition of the Belgian Property occurred simultaneously with this Agreement.

     (c) Prior to the Completion Date the Seller and the Buyer agree that they shall each consider, in good faith and acting reasonably, any proposal made by the other whereby (i) the structure of the acquisition of MSB or the Assets or (ii) the mechanism set forth in clause 8.5(b) may be altered so as to ensure that either or both party's derive the full benefit of the transactions contemplated under this agreement.

8.6 The Seller's Guarantor agrees to consent to and execute any document necessary to implement a modification to article 2 of the Global Supply Agreement to permit a direct agreement between the Buyer's Group and Alcatel if such arrangement is agreed to by Alcatel, provided that Buyer and Buyers' Guarantor agree to hold Seller and Seller's Guarantor harmless from any and all actual out of pocket liabilities, losses, damages, costs and expenses net of any benefits received, including attorney's fees and expenses arising from or in connection with Seller's Guarantor having to comply with any of Buyer's obligations as a supplier due to Buyer's breach of the terms of such Global Supply Agreement, including without limitation any costs and expenses incurred by Buyer's guarantor in the event that Alcatel shall require due performance by Buyer's Guarantor of the obligations of Supplier pursuant to the Telecom Asie Agreement.

9.   LIABILITIES OF THE SELLER AND BUYER

9.1  The Buyer shall:

     (a) with effect from the Completion Date assume responsibility for and indemnify the Seller against the payment or performance of the Assumed Liabilities and all obligations, liabilities, costs, losses, claims demands and expenses relating hereto.

     (b) Perform any obligation falling due for performance or which should be performed after completion in respect of any Assumed Liability and shall use all reasonable endeavours to procure the cancellation of those securities or guarantees given in respect of the Assumed Liabilities by a member of the Seller's Group which have been expressly disclosed in Schedule 16 provided that it shall not be reasonable for the Buyer to provide any form of financial accommodation, bond, guarantee, undertaking or the payment of cash to procure such cancellation.

 9.2 The Seller shall

     (a) with effect from the Completion Date retain responsibility for and indemnify the Buyer against the payment or performance of the Retained Liabilities; and

     (b) perform any obligation falling due for performance or which should have been performed before Completion in respect of any Retained Liability.

 9.3 With regard to article 442 bis of the Belgian Income Tax Code 1992, the Seller undertakes to indemnify the Buyer in full and hold it harmless against any and all loss, liability, costs and expenses arising as a result of (a) the Buyer being held jointly liable for any tax liabilities of the Seller, and/or (b) any enforcement measure being taken by the Belgian tax authorities against the Assets.

 9.4 Upon and following Completion it shall be the responsibility of the Buyer to effect all insurance cover in respect of MSB and the Assets.

10.  RECEIVABLES AND PAYABLES

10.1 As and when required by the Buyer after Completion, the Seller shall deliver to the Buyer assignments of such of the Receivables as the Buyer may specify (the "ASSIGNED RECEIVABLES") and the Seller irrevocably appoints any director of the Buyer after Completion to act as its attorney in fact, with full power of substitution, in the execution of any such assignment, such power of attorney being by way of security to secure the Seller's obligations in connection with its sale of the Receivables.

10.2 Notwithstanding clause 10.1 the Seller undertakes to hold on trust for the benefit of the Buyer any payments in respect of any Receivables received by it and to pay the same to the Buyer forthwith on receipt.

10.3 The Seller shall sign and deliver to the Buyer any letter from it to each of the persons from whom the Receivables are owed requiring them to pay their respective part of the Receivables to the Buyer that the Buyer shall reasonably request it sign.

10.4 The Seller and the Buyer agree that in respect of any receivable (either due at the date hereof or which may become payable in the future) relating to research and development grants that such receivables shall be allocated amongst the Buyer and the Seller in accordance with the allocation of the contracts that relate to MSB and the other divisions of the Company in accordance with the Allocation Rules.

10.5 The Buyer undertakes to make all payments of the Payables in the Ordinary course of Business.

10.6 The Buyer shall sign and deliver to the Seller any letter from it to each of the persons to whom the Payables are owed notifying them that the Buyer is responsible for the payment of the Payables that the Seller shall reasonably request it sign.

11.  CONTRACTS

11.1 If any of the Contracts cannot be assigned or novated to the Buyer without the consent of a third party then the Seller shall use all Best Efforts to obtain such consent (which shall include requesting that the applicable member of the Alcatel Group use its reasonable endeavours to assist in obtaining any such consent). Notwithstanding the foregoing, nothing contained herein shall obligate the Seller to expend or pay any amount or other type of consideration to obtain any consents, approvals or waivers.

11.2 In any case where the consent in clause 11.1 above is refused or otherwise not obtained and until it is obtained or where any of the Contracts are incapable of transfer to the Buyer by assignment or by other means:

     (a) the Seller shall hold such Contracts and any monies, goods or other benefits received thereunder and shall forthwith upon receipt of the same account for and pay or deliver to the Buyer without any deduction or withholding whatsoever all such monies, goods and other benefits;

     (b) the Buyer shall perform such Contracts to the extent that they are Assumed Liabilities (if such sub-contracting is permissible and lawful under the relevant Contract) as sub-contractor to the Seller;

     (c) the Seller shall use Best Endeavours to enable the Buyer to enforce the rights of the Seller under the Contracts and shall at all times act with regard to the Contracts in accordance with the Buyer's reasonable instructions from time to time; and

     (d) the Seller shall not take any action in respect of the Contracts which may have a Material Adverse Change without the prior written approval of the Buyer.

11.3 Nothing in this agreement shall be construed as an attempt to assign any contract which by its terms or by law is not assignable without a third party consent unless such consent has been given.

12.  EMPLOYEES

12.1 ASSUMPTION

     Seller and Buyer agree that, pursuant to collective labour agreement No. 32 bis, (in respect of those Assumed Employees to which this collective labour agreement in Belgium relates) and in respect of all other Assumed Employees pursuant (but subject) to any other applicable Legal Requirement (including in France article L. 122-12 of the French Employment Code), the contracts of employment between Seller and the Assumed Employees will have effect after Completion as if made between the Buyer and the Assumed Employees, and the Buyer shall assume and hereby agrees to take over at Completion all of the Assumed Employees, subject to the conditions of this clause 12 and all applicable Legal Requirements. The Buyer shall not be obligated to offer employment to any person other than the Assumed Employees unless otherwise required by law.

12.2 CONSULTATION

     Seller and Buyer shall consult and co-operate to comply with the relevant Legal Requirements regarding the giving of notice to the Assumed Employees.

12.3 INDEMNITY

     The Seller shall indemnify the Buyer against all losses and costs arising out of or in connection with:

     (a) any failure by the Seller to comply with its duties under any Legal Requirement including the transfer of undertaking, rules and/or failure by the Seller to comply with any other Legal Requirement duty or obligation to any Assumed Employee or to any trade union, employee or appropriate representatives of any Assumed Employee;

     (b) any threatened or actual action, claim or other legal recourse by any Assumed Employees (whether in contract, in tort or otherwise) arising prior to Completion; and

          (c) any threatened or actual action, claim or other legal recourse by any person who is not an Assumed Employee or an employee to whom Buyer is obligated by law of offer employment, relating to that person's employment or previous employment with the Seller or the Acquired Subsidiary or at the Alcatel Group.

12.4      APPORTIONMENT

          The parties agree that all statutory contributions and all income tax deductions for which the Seller is accountable, all employer's contributions to the Seller's pension and insurance schemes to the extent that they are not funded by the transferred pension assets pursuant to Schedule 5 and all other employment costs and all liabilities in relation to salaries and wages, employee bonus entitlements that are due and payable as at Completion in respect of Assumed Employees (a) will be borne by Seller in respect of the period up to the Completion whether or not due for payment at such date, but in any case excluding any amounts or rights owed or which may be owed to Assumed Employees or which may have accrued thereto but with respect to which such Assumed Employee is not eligible or which are not vested as of the Completion, (b) in respect of the period after the Completion will be borne by the Buyer, and (c) will if necessary be apportioned on a time basis.

13.       TAX

13.1 The provisions of Article 11 and Article 18, Section 3 of the Belgian VAT-Code and the provisions of articles 210 and 215 of Schedule II of the French General Tax code shall apply to this Agreement, so that the transfer of the MSB and Assets shall be exempted from VAT. Seller and the Buyer shall prepare and deliver, at Completion, a document making reference to the VAT-exempt nature of the transaction as maybe applicable to the transactions contemplated by this agreement. In the event that any Belgian, French or other VAT or any other Tax is payable, all such payments shall be borne by the Buyer.

13.2 To the extent that in jurisdictions other than Belgium and France the transfer of MSB, the Assets (or parts thereof) may give rise to VAT being payable on such transfer, the Seller agrees with the Buyer that it shall use its Best Efforts to assist the Buyer in obtaining any allowable relief or exemption from VAT in any and all such jurisdictions.

13.3 The Buyer will take care of payment of all taxes, including VAT (subject to the provisions of clause 8.5) and relevant property transfer tax, relating to the sale of Assets and Goodwill pursuant to this Agreement, and Buyer's Guarantor shall hold harmless Seller's Guarantor and Seller against any and all loss, liability, costs and expenses arising as a result of such taxes and VAT.

14.       WARRANTIES AND INDEMNITY

14.1 The Seller and the Seller's Guarantor warrant with the Buyer in the terms of the Warranties. The Warranties shall be deemed to have been repeated immediately prior to Completion by reference to the facts and circumstances then subsisting.

14.2 Any information supplied by any Assumed Employee to the Seller or its agents or accountants, solicitors or other advisers in connection with the Warranties, the disclosures to the Warranties or otherwise in relation to MSB and the Assets shall not constitute a representation or warranty or guarantee as to the accuracy thereof by such Assumed Employee or other such persons and the Seller undertakes to the Buyer and each such Assumed Employee and other such persons that it will not bring (other than in circumstances of fraud or wilful concealment on the part of that Assumed Employee or such person) any and all claims which it might otherwise have against such Assumed Employee or other such persons in respect thereof.

14.3 Each of the Warranties shall be construed as a separate warranty, and (unless expressly provided to the contrary) shall not be limited by the terms of any of the other Warranties or by any other term of this agreement.

14.4 The liability of the Seller under the Warranties shall be limited if and to the extent that the limitations referred to in schedule 3 apply.

14.5 The Buyer warrants to the Seller that, as at the Completion Date, it will have funding sufficient to satisfy the Purchase Price.

14.6 Seller agrees to indemnify Buyer in the terms set out in Schedule 9 provided that the maximum liability of the Seller in respect of such indemnity shall not exceed the caps indicated in said Schedule 9.

14.7 Without prejudice to any claim or remedy that the Buyer or Buyer's Guarantor may have for a Breach of Warranty pursuant to this Agreement Buyer and Buyer's Guarantor hereby acknowledge that the representations and warranties made by Seller's Guarantor and Seller in schedule 2, are made on the basis of similar representations and warranties made by Alcatel and Seller pursuant to Section 3 of the SPA and the Seller's Guarantor warrants that, to the Best of its Knowledge there has been no Breach of the representations and warranties set forth in section 3 of the SPA.

15.       NON-COMPETE COVENANT AND PROTECTION OF GOODWILL

15.1 For a period of two (2) years after Completion neither the Seller's Guarantor nor the Seller shall carry out or be engaged in or control (on its own behalf as well as on behalf of its Related Persons for whom it shall be responsible for so long as they remain Related Persons) a business competing with MSB. A "business competing with MSB" shall mean the substitution or an attempt to substitute, by pin and function compatible devices, the MSB Products under development pursuant to a customer contract or in volume production as of 14 April 2002 with any customer of MSB at Completion other than Hewlett Packard.

15.2 For a period of two (2) years after the date of this agreement the Seller and the Buyer are prohibited (on their own behalf as well as on behalf of their respective Related Persons for so long as they remain Related Persons) from directly soliciting or encouraging the managers, executives or salaried employees of MSB and the Company, respectively, to leave their present and future functions within the MSB and the Company, respectively, or from recruiting directly or indirectly such managers, executives or salaried employees (except for those who answer a public advertisement, or those who are approached when they are no longer employed by MSB and the Company).

16.       CONFIDENTIAL INFORMATION

16.1      (a)  The Seller (in respect of the MSB Confidential Information) and the Buyer (in respect of the Non MSB Confidential Information) are prohibited on their own respective behalf (as well as on behalf of their Related Persons or of their managers, salaried employees or representatives for which the Seller's Guarantor is responsible) and without limitation in time, to disclose to any person or entity in the case of the Seller, the MSB Confidential Information and in the case of the Buyer, the Non MSB Confidential Information.


          (b) The Seller agrees that neither it nor any of its Related Persons (or any of their managers, salaried employees or representatives) shall disclose or use any MSB Confidential Information other than for the purpose of complying with its obligations under this Agreement and that all MSB Confidential Information shall be destroyed on or before the third anniversary of the date of this Agreement.

     (c) The Buyer agrees that neither it nor any of its Related Persons (or any of their managers, salaried employees or representatives) shall disclose or use any Non MSB Confidential Information other than for the purpose of complying with its obligations under this Agreement and that all Non MSB Confidential Information shall be destroyed on or before the third anniversary of the date of this Agreement.

16.2 Notwithstanding clause 16.1, the Seller and the Buyer may disclose such confidential information:

     (a)  if and to the extent required by the law of any relevant jurisdiction;

     (b)  if and to the extent required by any governmental body;

     (c) if and to the extent required for the purposes of any arbitration pursuant to clause 27;

     (d)  to its professional advisers and auditors;

     (e) if and to the extent that the Buyer has given prior written consent to the disclosure;

     (f) if and to the extent it is in the public domain other than by the Seller's breach of clause 16.1;

     (g) to the providers or prospective providers of equity or debt finance to the Buyer or any member of the Buyer's Group or their Representatives; or

     (h) to a proposed purchaser of MSB, the Buyer or any member of the Buyer's Group.

17.  ANNOUNCEMENTS

     Any public announcement or similar publicity with respect to this agreement or the Transaction Documents shall be issued, if at all, at such time and in such manner as Buyer and the Seller's Guarantor mutually determine and agree upon. Unless consented to by both Parties or as required by Legal Requirements, prior to Completion the Parties shall refrain from making any disclosure of this agreement and the Transaction Documents to any person other than the respective Representatives (which shall include representatives of the Seller), the persons to whose such disclosure is required pursuant to the Legal Requirements or to the providers or prospective providers of equity or debt finance to the Buyer or any member of the Buyer's Group or their Representatives. Buyer and the Seller's Guarantor shall consult with each other concerning the means by which MSB's customers and suppliers and others having dealings with MSB shall be informed of the Contemplated Transactions.

     This clause does not apply to announcements, communications or circulars made or sent by the Buyer or by the Seller (including any sent jointly with the Seller pursuant to clause 8.1) after Completion to customers, clients or suppliers of the Seller and its other business contacts to the extent that it informs them of the Buyer's acquisition of the Assets and MSB or to any announcements containing only information which has become generally available.

18.  ASSIGNMENT

18.1 The Parties acknowledge that this agreement is an intuitu personae agreement and that it has been entered into for the sole benefit of the Parties and does not give rise to any rights in favour of any other individual or entity other than the Parties to this agreement.

18.2 The Buyer may (without the consent of the Seller) assign the benefit of all or any of the Seller's obligations or any benefit it enjoys under this agreement (i) to any member of the Buyer's Group; provided however that such assignment shall not be absolute but shall be expressed to have effect only for so long as the assignee remains a member of the Buyer's Group and that immediately before ceasing to be a member of the Buyer's Group the assignee shall assign the benefit to a member of the

     Buyer's Group or (ii) to any person who has provided finance to the Buyer or any member of the Buyer's Group. The Buyer's Guarantor shall however remain jointly and severally liable with any assignee of the Buyer named in
     (i) or (ii), with respect to such assignee's rights and obligations hereunder.

     The sale or transfer of all or part of MSB or the Assets shall not affect the liability of the Seller under any provision of this agreement whatsoever, except as, and the extent expressly provided in the Agreement hereto.

18.3 The Buyer may disclose to a proposed assignee or acquirer of the Buyer information in its possession relating to the provisions of this agreement, the negotiations relating to this agreement, the subject matter of this agreement and the other party which it is necessary to disclose for the purposes of the proposed assignment, notwithstanding the provisions of clause 16. Further, upon the Buyer entering into an agreement with a third party for the sale of all or part of MSB or the Assets or Buyer or any member of the Buyer's Group, the Seller shall not unreasonably withhold any written consent or assignment required by the Buyer to effect such sale provided such consent shall in all events be subject to the terms and conditions of this Agreement, as well as to all the provisions of the Transaction Documents attached hereto.

19.  COSTS

     Unless expressly otherwise provided in this agreement each of the parties shall bear its own legal, accountancy and other costs, charges and expenses connected with the sale and purchase of the Assets and MSB.

20.  EFFECT OF COMPLETION

20.1 The articles of this Agreement shall continue in force after and notwithstanding Completion.

20.2 The remedies of the Buyer and the Seller in respect of any breach of any of the Warranties shall continue to subsist notwithstanding Completion, subject to and in accordance with the terms of this Agreement.

21.  ENTIRE AGREEMENT

21.1 This agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this agreement a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This agreement may not be amended except by a written agreement executed by the Parties.

21.2 Each party on behalf of itself and as agent for each of its Related Persons acknowledges and agrees with the other party (each such party acting on behalf of itself and as agent for each of its Related Persons) that neither it nor any of its Related Persons has been induced to enter into any Transaction Document in reliance upon, nor has any such party been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents or as included in the Offering Memorandum or the Data Room material made available by Alcatel and, to the extent that any of them has been, it (acting on behalf of itself and as agent on behalf of each of its Related Persons) unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto;

     PROVIDED THAT the provisions of this clause 21 shall not exclude any liability which any of the parties or, where appropriate, their Related Persons would otherwise have to any other party or, where appropriate, to any other party's Related Persons or any right which any of them may have in respect of any statements made fraudulently by any of them prior to the execution of this agreement or any rights which any of them may have in respect of fraudulent concealment by any of them.

22.   WAIVER

22.1 A waiver of any term, provision or condition of, or consent granted under, this agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

22.2 Neither the failure nor any delay by any Party in exercising any right, power or privilege under this agreement or the documents referred to in this agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

22.3 The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

23.   INVALIDITY

      If any provision of this agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this agreement shall remain in full force and effect. Any provision of this agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

24.   NOTICES

24.1 Any notice, demand or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing and shall be delivered personally or sent by fax or post (air mail if posted to or from a place outside the country of residence of the destinee):

      In the case of the Buyer and the Buyer's Guarantor to:

      2300 Buckskin Road
      Pocatello, ID 83201
      USA
      Fax:        001 208 234 6795
      Attention:  President and CEO


      In the case of the Seller to such address as the Seller's Guarantor shall notify the Buyer of in writing or as set forth in the Deed of Adherence and the Seller's Guarantor to:

      Ronte de Pre-Bois
      20 ICC Bloc A
      1215 Geneva 15
      Switzerland
      Fax:        +41 22 929 5878
      Attention:  General Counsel

      and shall be deemed to have been duly given or made as follows:

      (a) If personally delivered, upon delivery at the address of the relevant party;

      (b)  if sent by post, two Business Days after the date of posting;

      (c)  if sent by air mail, three Business Days after the date of posting;
           and

      (d)  if sent by fax, when despatched;

      provided that if, in accordance with the above provisions, any such notice, demand or other communication would otherwise be deemed to be given or made after 5:00 p.m. on a Business Day such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day.

24.2 A party may notify the other party to this agreement of a change to its name, relevant addressee, address or fax number for the purpose of clause
      24.1 provided that such notification shall only be effective on:

      (a) the date specified in the notification as the date on which the change is to take place; or

      (b) if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

25.   ORIGINALS

      This agreement shall be executed in a number equal to the number of parties. This agreement shall not take effect until it has been executed by the Buyer, the Buyer's Guarantor and the Seller's Guarantor.

26.   GOVERNING LAW AND JURISDICTION

26.1 This agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with French law. It is expressly agreed that articles L141-1 to 143-23 of the French Commercial Code relating to the sale of a business are excluded. In addition, mandatory provisions of Belgium law shall apply to this Agreement.

26.2 Any dispute or claim arising out of or in connection with this agreement shall be finally settled by arbitration, in accordance with the Rules of the International Chamber of Commerce ("ICC") then in force (the "Rules") and the Parties hereby agree to be bound by such Rules.

26.3 Unless the parties agree upon the appointment of a sole arbitrator, the arbitral tribunal shall be composed of three arbitrators, of which one shall be appointed by the Buyer, the one shall be appointed by the Seller and the third, who shall also be the chairman of the tribunal, appointed by the other two arbitrators or, if they are unable to agree, in accordance with the Rules.

26.4 The arbitration proceedings shall be conducted in the English language in Paris, France. The award shall be rendered in English. Documents and briefs exchanged between the Parties, witness auditions shall be submitted, in the English language. The exhibits shall however be submitted in their original language.

26.5 The arbitral tribunal, when adequately informed of the issues of the dispute, shall establish its terms of reference describing such issues.

26.6 The arbitral tribunal shall render its award within six months after acceptance of its appointment by the third arbitrator. This delay may be extended by mutual agreement of the parties, or by the Court of Arbitration of the ICC at the request of one of the Parties, or of the arbitral tribunal.

26.7 The award shall be final and binding on the parties who hereby waive their right to any form of appeal or recourse, insofar as such waiver can validly be made.

26.8 The arbitral tribunal shall fix the costs of the arbitration, including arbitrators' fees and expenses, and shall decide which of the parties shall bear all or a portion of these costs as well as other costs incurred by the parties, including costs of experts or witnesses and reasonable attorneys' fees.

26.9 Except for conservatory measures, none of the Parties shall be entitled to commence or maintain any action in a court of law upon any matter in dispute arising from or in relation to this Agreement except for the enforcement of an arbitral award granted pursuant to this clause. During the period of submission to arbitration and thereafter until the granting of the arbitral award, the parties shall, except in the event of termination, continue to perform all their obligations under this agreement without prejudice to a final adjustment in accordance with said award.

26.10 No Party nor the arbitrators may disclose the existence, content or results of any arbitration hereunder without the prior written Consent of the other parties, except to the extent required for the proper organization of the arbitration or the enforcement of the resulting award. The provisions contained in this clause shall survive termination and/or expiration of this agreement.

27.       SELLER'S GUARANTEE

27.1 In consideration of the Buyer entering into this agreement the Seller's Guarantor gives in favour of the Buyer's Guarantor and the Buyer exclusively the guarantee in the terms set out in schedule 7.

27.2 The Seller's Guarantor warrants to the Buyer's Guarantor and the Buyer in the terms of paragraphs 2 (Organisation) and 3 (Authorisations and Proper Execution) of schedule 2, Part A both at the date of this agreement and immediately prior to Completion save that references in paragraph 2 and 3 to the Seller shall be replaced by appropriate references to the Seller's Guarantor.

27.3 The Seller's Guarantor undertakes to procure that, as soon as reasonably practical, and in any case forthwith after completion of the Alcatel Agreement, the Seller will execute this agreement.

27.4 The Seller's Guarantor agrees that, until the Seller enters into this agreement pursuant to clause 27.3 above, the Seller's Guarantor will be liable as primary obligor (solidairement) for all obligations of the Seller under this agreement.

28.       BUYER'S GUARANTEE

28.1 In consideration of the Seller entering into this agreement the Buyer's Guarantor gives in favour of the Seller exclusively the guarantee in the terms set out in schedule 8.

28.2 The Buyers Guarantor warrants to the Seller in the terms of paragraphs 2 (Organsation) and 3 (Authorisations and Proper Execution) of
          schedule 2, Part A both at the date of this agreement and immediately prior to Completion save that references in paragraph 2 and 3 to the Buyer shall be replaced by appropriate references to the Buyer's Guarantor.

29.  FOREIGN EQUIVALENCY
     Any reference in this agreement or any of the Transaction Documents to any statue, statutory instrument, regulation, by-law or other requirement of French or Belgian law and to any French or Belgian legal term for any action, remedy, method of judicial proceeding, legal document, legal status, procedure, court, official or any legal concept or doctrine or other expression shall in respect of any jurisdiction other than France or Belgium be deemed to include that which most nearly approximates in that jurisdiction to the French or Belgian term (in the context in which that term is used in this Agreement on the Transaction Documents).


IN WITNESS whereof this agreement has been executed on the date first above written.

/s/ CHRISTINE KING

Executed as a deed by AMI SEMI CONDUCTOR BELGIUM BVPA represented by Christine KING for herself as a director and on behalf of the founding shareholders AMI Semiconductor, Inc. and AMI Acquisition LLC.



/s/ CHRISTINE KING


Executed as a deed by AMI SEMI CONDUCTOR INC

/s/ ALAIN DUTHEIL


Executed as a deed by STMICROELECTRONICS NV
Represented by Alain DUTHEIL, Corporate Vice President
Strategic Planning & Human Resources